Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of January 10, 2026, by and between HENRY SCHEIN, INC., a Delaware corporation (the “Company”), and Frederick M. Lowery (“Executive”).

WHEREAS, the Company wishes to employ Executive in the capacity of Chief Executive Officer of the Company upon the terms and conditions hereinafter set forth, and Executive wishes to accept such employment.

NOW, THEREFORE, in consideration of the agreements herein after set forth, the Company and Executive agree as follows:

1	EMPLOYMENT

1.1	EFFECTIVE DATE. Executive’s employment with the Company will commence on March 2, 2026 (the “Effective Date”).

1.2

CAPACITY; DUTIES. The Company hereby agrees to employ Executive as the Company’s Chief Executive Officer. Executive shall have general supervision over the business and affairs of the Company and its subsidiaries and shall report solely and directly to the Board of Directors of the Company (the “Board of Directors”). During the Employment Period (as defined below), Executive shall serve as a member of the Board of Directors (and any committees thereof, if requested), without additional compensation. In furtherance of the foregoing, upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned and/or shall be removed automatically from the Board of Directors (and any committees thereof), and Executive agrees to execute any documents reasonably requested by the Company to evidence such resignation and/or removal. Subject to Section 6(b), Executive (i) may serve, with prior written approval of the Board of Directors, on the board of directors of any other corporation; (ii) may be involved in civic or charitable activities; or (iii) may manage his (and his family’s) personal investments, in each case, so long as such service does not interfere with his duties to the Company or its subsidiaries and such other corporation is not a supplier or customer of the Company and does not engage in any business that is competitive with the business of the Company. Executive accepts the employment described herein and agrees to devote substantially all of his business time and effort thereto, and to perform those duties normally attributable to the position for which he is employed hereunder, provided, however, that the Board of Directors shall not assign any duties or responsibilities that are materially inconsistent with, or that materially impair his ability to discharge, the foregoing duties and responsibilities to the Company.

1.3

EMPLOYMENT PERIOD. Executive’s employment shall be for the period (the “Employment Period”) commencing on the Effective Date and ending on the date on which Executive’s employment is terminated earlier pursuant to Section 4.

2	COMPENSATION

2.1

BASE SALARY. During the Employment Period, as compensation for Executive’s employment hereunder, Executive shall receive a base salary at the rate of $1,250,000 per annum, payable in accordance with the Company’s normal payroll practices for its senior executive officers in effect from time to time. The base salary may be increased (but not decreased) by such amounts and at such times as shall be determined by the Board of Directors or the Compensation Committee of the Board of Directors (the “Compensation Committee”) from time to time, in its sole discretion (the base salary, as it may be increased from time to time, is hereinafter referred to as the “Base Salary”).

2.2

INCENTIVE COMPENSATION. During each year of the Employment Period, Executive shall be eligible to receive, in addition to Base Salary, annual incentive compensation pursuant to the target annual incentive compensation opportunity and performance criteria for Executive established by the Compensation Committee, in consultation with Executive, for such year in accordance with the terms and conditions of the Company’s Incentive Plan (the “Incentive Compensation”). Executive’s target Incentive Compensation opportunity shall be equal to no less than 150% of the Base Salary, subject to the attainment of performance criteria established by the Compensation Committee, with such performance criteria for fiscal year 2026 being 70% based on the Company’s earnings per share over such period and 30% based on the Company’s Strategic Scorecard results over such period (with a maximum payout of 175% of the target opportunity); provided, that, in no event will Executive’s Incentive Compensation payout for fiscal year 2026 be equal to less than $1,875,000 (without pro-ration based on the Effective Date). All Incentive Compensation, including for fiscal year 2026, shall be paid as soon as practicable after the amount of such compensation has been finally determined, and in all events during the fiscal year immediately following the fiscal year with respect to which the Incentive Compensation was earned, and Incentive Compensation for any subsequent fiscal year shall be paid in accordance with the terms and conditions of the Company’s Incentive Plan. Except as otherwise provided for in this Agreement, payment of Incentive Compensation for any fiscal year is subject to Executive remaining employed by the Company through the date of payment.

2.3

ANNUAL EQUITY-BASED AWARDS. During each year of the Employment Period, and subject to the Compensation Committee’s approval (which shall not be unreasonably withheld or delayed), Executive shall receive equity or equity-based awards under the Company’s 2024 Stock Incentive Plan (as Amended and Restated Effective as of May 21, 2024) or a successor plan thereto (such plan, the “Stock Incentive Plan” and, each award, an “Equity-Based Award”). Any Equity-Based Awards shall be in the form determined by the Committee in its sole discretion. Solely with respect to the Equity-Based Awards to be granted to Executive in fiscal year 2026, subject to the Compensation Committee’s approval (which shall not be unreasonably withheld or delayed), such Equity-Based Awards shall have an aggregate target grant date fair value equal to $10,000,000, allocated as follows: (i) 50% in the form of stock options (the “2026 Options”); (ii) 25% in the form of time-based restricted stock units (the “2026 Time-Based RSUs”); and (iii) 25% in the form of performance-based restricted stock units (the “2026 Performance-Based RSUs”). The number of Shares (as defined in the Stock Incentive Plan) subject to the 2026 Options shall be determined by dividing (x) the target grant date fair value specified above with respect to the 2026 Options by (y) the per-option fair market value of an option to purchase one Share as determined by the Company in accordance with the Black-Scholes option pricing methodology. The 2026 Options shall vest ratably on each of the first four anniversaries of the applicable grant date, subject to Executive’s continued employment through the applicable vesting date (except as otherwise set forth in this Agreement, the Executive Severance Plan, or the Stock Incentive Plan). The 2026 Time-Based RSUs shall vest ratably on each of the first four anniversaries of the applicable grant date, subject to Executive’s continued employment through the applicable vesting date (except as otherwise set forth in this Agreement, the Executive Severance Plan, or the Stock Incentive Plan). The 2026 Performance-Based RSUs shall vest on the third anniversary of the grant date, subject to Executive’s continued employment through such date (except as otherwise set forth in this Agreement, the Executive Severance Plan, or the Stock Incentive Plan) and the attainment of performance criteria established by the Compensation Committee over the Company’s 2026, 2027 and 2028 fiscal years, with such performance criteria being 50% based on the Company’s earnings per share over such period and 50% based on the Company’s return on invested capital over such period (with a maximum payout of 200% of the target number of restricted stock units subject to such 2026 Performance-Based RSUs). Any Equity-Based Awards granted to Executive shall be subject to terms and conditions of the applicable award agreements and the Stock Incentive Plan.

2.4

SIGN-ON EQUITY-BASED AWARD. On, or as soon as reasonably practicable following, the Effective Date, and subject to the Compensation Committee’s approval (which shall not be unreasonably withheld or delayed), Executive shall be eligible to receive a one-time equity-based award under the Stock Incentive Plan in the form of time-based restricted stock units with a grant date fair value equal to $2,500,000, which shall vest ratably on each of the first three anniversaries of the applicable grant date, subject to Executive’s continued employment through the applicable vesting date (except as otherwise set forth in the Stock Incentive Plan) (the “Sign-On Equity-Based Award”). Notwithstanding the foregoing, if Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason pursuant to Section 4.1(c)(i) below, the unvested portion of the Sign-On Equity-Based Award, if any, shall vest on the date of such termination. The Sign-On Equity-Based Award granted to Executive shall be subject to terms and conditions of the applicable award agreements and the Stock Incentive Plan.

2.5

SIGN-ON BONUS. On, or as soon as reasonably practicable following, the Effective Date, and subject to Executive not receiving an annual bonus paid in 2026 (after providing evidence of such non-payment that is reasonably satisfactory to the Chair of the Compensation Committee) and Executive remaining employed by the Company through the date of payment (except as otherwise set forth in this Agreement), Executive shall receive a one-time bonus in the amount of $1,184,000.

2.6

EXPENSES. The Company shall promptly reimburse Executive for all expenses incurred by him in the performance of his duties under this Agreement in accordance with the Company’s policies and practices for senior executive officers in effect from time to time; provided that in no event shall any such reimbursement be made later than the later of (i) the 15th day of the third month following the end of the calendar year in which the applicable expense is incurred or (ii) the 15th day of the third month following the end of the fiscal year in which the applicable expense is incurred.

2.7

RELOCATION. The Company agrees to reimburse Executive for all reasonable expenses associated with Executive’s (and his family’s) relocation in connection with Executive’s employment with the Company in an aggregate amount not to exceed $500,000, subject to customary submission of appropriate documentation evidencing such expenses.

2.8

VACATION. During each calendar year during the Employment Period, Executive shall be entitled to four weeks of paid vacation (which shall be prorated for partial years during the Employment Period) and such other number of personal days generally afforded to senior executive officers of the Company.

3	BENEFITS

3.1

BENEFITS. During the Employment Period, Executive shall be eligible to participate in all benefit plans, policies and programs in accordance with the terms and conditions as are generally provided from time to time by the Company for its senior management employees and for which Executive is eligible.

4	TERMINATION

4.1	TERMINATION OF EMPLOYMENT. Executive’s employment (and the Employment Period) shall terminate upon the occurrence of any of the following events:

(a)	upon Executive’s death or Executive’s Disability (as defined below); or

(b)

(i) by action of the Company for Cause (as defined below); or (ii) by action of the Board of Directors without Cause upon no less than thirty (30) days’ prior written notice to Executive; provided that the Board of Directors may, in its sole discretion, relieve Executive of some or all of Executive’s duties and/or require Executive not to report to the Company’s offices during all or any portion of such notice period; or

(c)	by Executive (i) following the occurrence of an event that constitutes Good Reason, as hereinafter defined, or (ii) voluntarily upon 180 days prior written notice to the Company.

For purposes of this Agreement, the term “Cause” shall have the meaning set forth in the Company’s Executive Severance Plan or Executive Change in Control Plan, as applicable, as of the Effective Date; provided, that to the extent any event or circumstance constituting Cause is curable, it shall not be deemed Cause unless and until the Company has provided written notice to Executive describing such event or circumstance and Executive has failed to cure such event or circumstance within 30 days after receipt of such notice, as determined by the Board of Directors.

For purposes of this Agreement, “Disability” means a permanent and total disability, as determined by the Board of Directors in its sole discretion, provided that in no event shall any disability that is not a permanent and total disability within the meaning of Section 22(e)(3) of the Code be treated as a Disability. A Disability shall be deemed to occur at the time of the determination by the Board of Directors of the Disability.

For purposes of this Agreement, the term “Good Reason” shall have the meaning set forth in the Company’s Executive Severance Plan or Executive Change in Control Plan, as applicable, as of the Effective Date; provided, that Good Reason shall also include any material breach by the Company of this Agreement that results in the Company’s failure to pay, when due, any material compensation, in each case, subject to the notice and cure period set forth in the definition of “Good Reason” in the Executive Severance Plan.

5	CONSEQUENCES OF TERMINATION

5.1

DEATH OR DISABILITY. If Executive’s employment hereunder is terminated by reason of Executive’s death or upon Executive’s Disability, the Company shall have no further obligation to Executive under this Agreement except that, subject to Section 5.5 hereof, Executive or Executive’s heirs or estate, as the case may be, shall be paid those obligations accrued hereunder to the date of Executive’s termination, consisting only of (a) Executive’s unpaid Base Salary to the extent unpaid through the date of Executive’s termination, (b) the annual Incentive Compensation due to Executive, if any, for the last full fiscal year of the Company ending on or prior to the date of Executive’s termination (if not previously paid), (c) the product of (i) the annual Incentive Compensation payable to Executive for the fiscal year of the Company (based on the actual achievement of the specified goals in the case of Incentive Compensation for the applicable fiscal year other than for fiscal year 2026, or target achievement of the specified goals in the case of Incentive Compensation for fiscal year 2026) in which Executive’s date of Executive’s termination occurs multiplied by (ii) a fraction, the numerator of which is the number of days in such fiscal year during which Executive was employed by the Company, and the denominator of which is 365, (d) any accrued and unpaid vacation pay, and (e) any other amounts or benefits owing to Executive or his beneficiaries that are vested and accrued under the then applicable benefit plans, policies and programs of the Company or otherwise required to be provided under this Agreement (all amounts determined pursuant to the provisions of clauses (a) through (e) above are hereinafter referred to as “Accrued Obligations”). Unless otherwise required by any benefit plan qualified under Section 401(a)of the Internal Revenue Code of 1986, as amended (the “Code”) (any such plan hereinafter referred to as a “Qualified Plan”), the Accrued Obligations described in clauses (a), (b), (d) and (e) above shall be paid to Executive or Executive’s estate or designated beneficiaries, as the case may be, in a lump sum (to the extent such obligations are able to be paid in a lump sum, under the terms of the plan for which such obligation arose) in cash within 15 business days after the date of Executive’s termination, and, otherwise, in accordance with the terms of the applicable plan or applicable law. The Accrued Obligation described in clauses (b) and (c) above shall be paid in a lump sum to Executive, Executive’s estate or designated beneficiaries, as the case may be, at the time at which Incentive Compensation awards are otherwise paid for the applicable plan year.

5.2

COMPANY TERMINATION FOR CAUSE; RESIGNATION OTHER THAN FOR GOOD REASON. If Executive’s employment hereunder is terminated by the Company for Cause or by Executive voluntarily pursuant to Section 4.1(c)(ii), the Company shall have no further obligation to Executive under this Agreement, except that, unless otherwise required by any Qualified Plan, Executive shall be paid all Accrued Obligations to the date of termination (other than the obligations specified in clauses (b) and (c) of Section 5.1) in a lump sum (to the extent such obligations are able to be paid, under the terms of the plan for which such obligation arose, in a lump sum) in cash within 15 business days after the date of termination, and, otherwise, in accordance with the terms of the applicable plan or applicable law.

5.3

COMPANY TERMINATION WITHOUT CAUSE; RESIGNATION FOLLOWING GOOD REASON. Subject to Section 5.4, if Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason pursuant to Section 4.1(c)(i) above, Executive shall be eligible to receive the severance benefits under the Company’s Executive Severance Plan (the “Executive Severance Plan”) or the Company’s Executive Change in Control Plan (the “CIC Plan”), as applicable and shall be subject to the terms and conditions specified in the Executive Severance Plan and the CIC Plan, as applicable; provided, that:

(a)	Executive’s participation in the Executive Severance Plan shall be governed by the following terms and conditions:

a.	The number of weeks applicable to Executive pursuant to Section 2(a)(iii) of the Executive Severance Plan shall be equal to 104;

b.	The multiple applicable to Executive pursuant to Section 2(a)(iv) of the Executive Severance Plan shall be equal to 2;

c.	The number of weeks applicable to Executive pursuant to Section 3(b)(iii) of the Executive Severance Plan shall be 78;

d.

Solely with respect to Incentive Compensation for fiscal year 2026, the benefit under Section 2(a)(ii) of the Executive Severance Plan shall be determined based on target achievement of the applicable performance goals;

e.	References to “twelve (12) months” in Section 4 of the Executive Severance Plan shall instead be “twenty-four (24) months”; and

f.

Executive’s participation in the Executive Severance Plan shall be governed by the terms of the Executive Severance Plan in effect as of the Effective Date, without regard to any amendments thereto that would materially and adversely affect the rights of Executive without Executive’s prior written consent.

(b)	Executive’s participation in the CIC Plan shall be governed by the following terms and conditions:

a.	Executive’s Severance Multiple (as defined in the CIC Plan) shall be equal to 2.5;

b.	Solely with respect to Incentive Compensation for fiscal year 2026, the benefit under Section 2(a)(ii) of the CIC Plan shall be determined based on target achievement of the specified goals; and

c.

Executive’s participation in the CIC Plan shall be subject to Executive’s execution of the Participation Agreement in the form attached hereto as Exhibit A not more than 10 business days following the Effective Date.

5.4

NO MITIGATION / NO OFFSET. In the event of termination of his employment, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain.

6	CONFIDENTIAL INFORMATION, NON-COMPETITION.

(a)

(i) Both during and after the Employment Period, Executive shall hold in a fiduciary capacity for the benefit of the Company and shall not, without the prior written consent of the Company, communicate or divulge (other than in the regular course of the Company’s business), to anyone other than the Company, its subsidiaries and those designated by it, any confidential or proprietary information, knowledge or data relating to the Company or any of its subsidiaries, or to any of their respective businesses, obtained by Executive before, in connection with the hiring process, or during the Employment Period except to the extent (A) disclosure is made during the Employment Period by Executive in the course of his duties hereunder and Executive reasonably determines in good faith that it is in the best interest of the Company to do so, (B) Executive is compelled pursuant to an order of a court, subpoena or other legal process, or other body having jurisdiction over such matter to do so (in which case, to the extent legally permitted, the Company shall be given prompt written notice of such intention to divulge not less than five days prior to such disclosure or such shorter period as the circumstances may reasonably require) or (C) such information, knowledge or data is or becomes public knowledge or is or becomes generally known within the Company’s industry other than through improper disclosure by Executive. Notwithstanding the foregoing, in accordance with 18 U.S.C. § 1833(b), nothing in this Agreement is intended to interfere with or discourage the Executive’s good faith disclosure of a trade secret or other confidential information to any governmental entity related to a suspected violation of law. Furthermore, notwithstanding anything to the contrary in this Agreement, the federal Defend Trade Secrets Act of 2016 (the “DTSA “) provides that Executive cannot be held criminally or civilly liable under any federal or state trade secret law if Executive discloses a trade secret or other confidential information (i) in confidence to (x) any federal, state, or local government official, either directly or indirectly, or (y) an attorney, and solely for the purpose of reporting or investigating a suspected violation of the law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The DTSA further provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to court order. Executive may also disclose in good faith confidential information solely to the minimum extent directly related to and reasonably necessary in connection with any litigation between Executive and the Company or any of its Affiliates, provided that Executive shall take all actions necessary to ensure that any such disclosure shall be made under seal. (ii) Executive acknowledges and agrees that the whole interest in any invention, improvement, confidential information, copyright, design, plan, drawing or data, including all worldwide rights to copyrights or any other intellectual property rights (collectively, the “Rights”) arising out of or resulting from Executive’s performance of his duties during the Employment Period shall be the sole and exclusive property of the Company. Executive undertakes (at the expense of the Company) to execute any document or do any reasonably necessary act to enable the Company to obtain or to assist the Company in obtaining any Rights. Executive hereby irrevocably appoints the Company to be his attorney-in-fact to execute in his name and on his behalf any instrument required and take any actions reasonably necessary for the purpose of giving to the Company the full benefit of the provisions of this subsection; provided, however, that the Company shall notify Executive prior to executing any such instruments or taking any such actions.

(b)

Executive will not (other than on behalf of the Company or with the express prior written consent of the Company) directly or indirectly, during the Employment Period and thereafter until the end of the “Restricted Period,” (i) take other employment with, render services to, or otherwise engage in any business activities with, companies or other entities that are competitors of the Company or any of its Affiliates, (ii) recruit, solicit or induce (or attempt to recruit, solicit or induce) any employee of, or consultant to, the Company or any of its Affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or any of its Affiliates, (iii) divert (or attempt to divert) any person or entity from doing business with the Company or any of its Affiliates or induce (or attempt to induce) any person or entity from ceasing to be a customer or other business partner of the Company or any of its Affiliates, (iv) violate any agreement between Executive and the Company or any of its Affiliates relating to the non-disclosure of proprietary or confidential information of the Company or any of its Affiliates, and/or (v) conduct himself in a manner adversely affecting the Company or any of its Affiliates, including, without limitation, making false, misleading or negative statements, either orally or in writing, about the Company or any of its Affiliates; provided, that this shall not prohibit truthful statements made in good faith or statements required by law, regulation, or legal process. The determination as to whether Executive has engaged in activity in violation of this Section 6(b) shall be made by the Compensation Committee in its sole discretion. The “Restricted Period” shall end two years after termination of employment. Without limiting the foregoing, the Company shall instruct its directors and executive officers to, during the Employment Period and thereafter until the end of the “Restricted Period,” refrain from making false, misleading or negative statements, either orally or in writing, about Executive; provided, that this shall not prohibit truthful statements made in good faith or statements required by law, regulation, or legal process.

(c)

If any restriction set forth in Section 6(b) is found by any court of competent jurisdiction or arbitrator to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(d)

The restrictions contained in Sections 6(a) and (b) are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable to such purpose. Executive acknowledges and agrees that money damages would not adequately compensate the Company for any breach of Section 6(a) or 6(b) and will cause the Company substantial and irreparable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

(e)

For the purposes of this Agreement, “Affiliate” shall mean any (i) Subsidiary or (ii) other entity, trade or business (including, without limitation, a partnership or limited liability company) that is directly or indirectly controlled (whether by ownership of stock, assets or an equivalent ownership interest or voting interest or the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such entity, trade or business) by the Company or any Subsidiary.

(f)

Notwithstanding the foregoing, if Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Good Reason pursuant to Section 4.1(c)(i) above, and Executive is eligible to receive severance benefits under the CIC Plan, the restrictive covenants provided for in Section 4 of the CIC Plan shall apply in lieu of the covenants in this Section 6 and the period pursuant to Section 4(b) of the CIC Plan shall be equal to 24 months.

7	LEGAL FEES

The Company shall pay or reimburse Executive for all reasonable legal fees incurred by him in connection with the negotiation and execution of this Agreement up to a maximum amount of $50,000.

8	INDEMNIFICATION

During the Employment Period and thereafter, the Company agrees to indemnify and hold Executive and his heirs and representatives harmless, to the maximum extent permitted by law or under the Company’s certificate of incorporation or by-laws, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees of counsel of Executive’s choice) as a result of any claim or proceeding, or threatened claim or proceeding, against the Executive that arises out of or relates to his service as an officer, director or employee, as the case may be, of the Company, or his service in any such capacity or similar capacity with any of its Affiliates or other entity at the request of the Company, both prior to and after the Effective Date, and to advance to Executive or his heirs or representatives such expenses upon written request. During the Employment Period and for 6 years thereafter, the Company also shall provide Executive with coverage under its current directors’ and officers’ liability policy to the same extent as its other senior executives until such time as suits against Executive are no longer permitted by law.

9	SUCCESSORS; BINDING AGREEMENT

(a)

Unless otherwise resulting by operation of law, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree inwriting to perform this Agreement in the same manner, and to the same extent that the Company would be required to perform it if no such transaction had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(b)

The Company may not assign this Agreement except in connection with, and to the acquiror of, all or substantially all of the business or assets of the Company, provided such acquiror expressly assumes and agrees in writing to perform this Agreement as provided in Sections 9(a) or 9(b).

(c)

This Agreement shall inure to the benefit of and be enforceable by Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees; provided, however, that this Agreement may not be assigned by Executive.

9.1	MISCELLANEOUS

(a)

Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly made, given or received when hand-delivered, one business day after being transmitted by telecopier (confirmed by mail) or sent by overnight courier against receipt, or five days after being mailed by registered or certified mail, postage prepaid, return receipt requested, to the party to whom such communication is given at the address set forth below, which address may be changed by notice given in accordance with this Section:

If to the Company:

Henry Schein, Inc.

135 Duryea Road

Melville, New York 11747

Attention: Corporate Secretary

If to Executive:

At the address on file with the Company

(b)

If any provision of this Agreement shall be held by court of competent jurisdiction to be illegal, invalid or unenforceable, including, without limitation, under any provision of the Sarbanes-Oxley Act of 2002, as amended from time to time, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable and such illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

(c)

No provision of this Agreement may be modified, waived or discharged except by a waiver, modification or discharge in writing signed by Executive and such officer as may be designated by the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter have been made by either party which are not expressly set forth in this Agreement.

(d)

This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Company and Executive with respect to the subject matter.

(e)	This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York, without reference to rules relating to conflicts of law.

(f)	The section headings herein are for the purpose of convenience only and are not intended to define or limit the contents of any section.

(g)	The parties may sign this Agreement in counterparts, all of which shall be considered one and the same instrument.

(h)

It is intended that the provisions of this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement (or of any award of compensation, including equity compensation or benefits) shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company does not guarantee any particular tax treatment and the Company shall have no liability with regard to any failure to comply with Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive pursuant to Code Section 409A or any damages for failing to comply with Code Section 409A. Notwithstanding anything contained in this Agreement to the contrary, each and every payment made under this Agreement shall be treated as a separate and distinct payment and not as a series of payments. In no event shall Executive designate the tax year of the commencement of any payments or benefits hereunder and the Company shall determine the actual commencement date of payment of any payments or benefits hereunder. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, if Executive is a “specified employee” (determined in accordance with Code Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the termination date, and if any payment, benefit or entitlement provided for in this Agreement both (i) constitutes a “deferral of compensation” within the meaning of Code Section 409A and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting Executive to additional tax, interest and/or penalties under Code Section 409A, then any such payment, benefit or entitlement that is payable during the first 6 months following the date of Executive’s separation from service shall be paid or provided to Executive in a lump sum cash payment to be made on the earlier of (x) Executive’s death or (y) the first business day of the seventh calendar month immediately following the month in which the separation from service occurs. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits, which are subject to Code Section 409A, upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A (and the guidance issued thereunder) and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment,” “retirement” or like terms shall mean separation from service.

(i)

Notwithstanding anything herein to the contrary, Executive agrees and acknowledges that his cash and non-cash incentive compensation (whether provided under this Agreement or otherwise) shall be subject to the terms and conditions of (i) the Company’s Incentive Compensation Recoupment Policy, (ii) the Company’s Dodd-Frank Clawback Policy and (iii) any other clawback and/or recoupment policy approved by the Board of Director’s (or any committee thereof) from time to time, in each case, as amended from time to time and to the extent set forth in each applicable policy.

(j)

Executive represents and warrants to the Company that (a) Executive has the legal right to enter into this Agreement and to perform all of the obligations on Executive’s part to be performed hereunder in accordance with its terms and conditions, and (b) Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could reasonably be expected to prevent Executive from entering into this Agreement or performing all of Executive’s duties and obligations hereunder.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first above written.

HENRY SCHEIN, INC.

By:	/s/ Michael S. Ettinger

NAME:	Michael S. Ettinger
TITLE:	Executive Vice President, Chief Operating Officer

By:	/s/ Frederick M. Lowery

FREDERICK M. LOWERY

EXHIBIT A

Form of Executive Change in Control Plan Participation Agreement

Henry Schein, Inc. Executive Change in Control Plan

Participation Agreement

Henry Schein, Inc. (the “Company”) is pleased to inform you, Frederick M. Lowery, that you have been selected to participate in the Company’s Executive Change in Control Plan, as may be amended from time to time (the “Plan”), but subject to the terms and conditions of that certain Employment Agreement, dated as of January 10, 2026 by and between you and the Company (the “Employment Agreement”). A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan, as modified by the terms and conditions of the Employment Agreement. All capitalized terms not otherwise defined in this Participation Agreement shall have the meanings ascribed to such terms in the Plan.

In order to become a participant in the Plan (a “Participant” as described in the Plan), you must complete and sign this Participation Agreement and return it to Jennifer Ferrero, Vice President, Senior Counsel & Corporate Secretary, at jennifer.ferrero@henryschein.com no later than ten business days following the Effective Date (as defined in the Employment Agreement).

The Plan describes in detail certain circumstances under which you may become eligible for Payments. As described more fully in the Plan, you may become eligible for a Payment under Section 2 of the Plan if you experience a Termination.

In order to receive and/or retain any Payments for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period, and you must also adhere to the non-disclosure, non-disparagement and non-solicitation provisions of the Plan as set forth in the Plan. Also, as explained in the Plan, your Payments (if any) may be reduced under certain circumstances, if necessary, to avoid your Payments from becoming subject to “golden parachute” excise taxes under the U.S. Internal Revenue Code.

By signing this Participation Agreement and being eligible to participate in the Plan, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan, as modified by the Employment Agreement. Your signature below confirms that: (1) you have received a copy of the Plan; (2) you have carefully read this Participation Agreement and the Plan; (3) you agree to comply with the restrictive covenants set forth in Section 4 of the Plan; (4) you agree to settle all disputes relating to the Plan and your rights thereunder by binding arbitration as set forth in Section 5 of the Plan following your exhaustion of the claims and appeal procedure under Section 5 of the Plan; and (5) you agree and acknowledge that in the event you cease to be a member of the Company’s Executive Management Committee (or a successor committee thereof) for any reason other than due to (i) a Termination, or (ii) any change in your title that would entitle you to resign with Good Reason under the Plan, then you will immediately cease to be a Participant under the Plan and you will not have any rights under the Plan or this Participation Agreement (unless the Compensation Committee determines otherwise in its sole discretion).

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HENRY SCHEIN, INC.	FREDERICK M. LOWERY

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[Signature Page to the Participation Agreement]